UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

FORM 8-K
______________________

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 3, 2023
_____________________

STEELCASE INC.
(Exact name of registrant as specified in its charter)

Michigan		1-13873	38-0819050
(State or other jurisdiction of incorporation)		(Commission File Number)	(IRS employer identification number)

901 44th Street SE
Grand Rapids,	Michigan		49508
(Address or principal executive offices)			(Zip code)
(616) 247-2710
(Registrant's telephone number, including area code)
None
(Former name, former address and former fiscal year, if changed since last report)
_______

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CRF 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Class A Common Stock	SCS	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company    ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.05. Costs Associated with Exit or Disposal Activities.

On May 3, 2023, in response to persisting inflationary pressures and decreasing plant utilization in Europe, the Middle East and Africa (“EMEA”), the Board of Directors of Steelcase Inc. (the “Company”) approved plans for workforce reductions in France. These plans involve the reduction of approximately 40 to 50 salaried roles. The Company expects to incur approximately $10 million to $13 million in pre-tax restructuring charges in connection with these actions, consisting of cash severance payments and payment of other separation-related benefits. The Company has initiated procedures with the French central works council and will work closely with the French Labor Administration for approval of these actions. Depending on the timing of such approval, the actions are expected to be completed by the end of the Company’s fiscal year 2024, with most of the departures expected to be completed by the end of the third quarter of the Company’s fiscal year 2024. The Company anticipates annualized savings from these actions will be approximately $4 million to $5 million when fully implemented.

Item 7.01. Regulation FD Disclosure.

In response to a continued decline in order volume and persisting inflationary pressures, the Company also announced a series of additional restructuring actions. These actions involve the involuntary terminations of approximately 80 to 85 hourly employees and 150 to 155 salaried employees in Asia Pacific, additional fitness actions in EMEA, and the involuntary terminations of approximately 30 employees in the Americas in connection with the closing of the Company’s regional distribution center in Atlanta, Georgia. The Company expects to incur a total of approximately $4 to $5 million in pre-tax restructuring charges in connection with these actions, consisting of cash severance payments and payment of other separation-related benefits. The actions are expected to be completed by the end of the Company’s fiscal year 2024, with most of the departures expected to be completed by the end of the first quarter of the Company’s fiscal year 2024. The Company anticipates annualized savings from these actions will total approximately $6 to $7 million when fully implemented.

The Company will hold an investor day event on Thursday, May 4, 2023 at the Steelcase WorkLife Center in New York City. Presentations by Sara Armbruster, President and CEO, and other Steelcase management will begin at 9:00 a.m. ET. Investor Day presentations will be webcast live and available at the Company’s investor relations website at http://ir.steelcase.com. A recording of the event will be available on the website shortly after the event concludes.

The information furnished pursuant to this Item 7.01 to this Current Report on Form 8-K shall not be considered "filed" under the Securities Exchange Act of 1934, as amended, nor shall it be incorporated by reference into future filings by the Company under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, unless the Company expressly sets forth in such future filing that such information is to be considered "filed" or incorporated by reference therein.

From time to time, in written and oral statements, the Company discusses its expectations regarding future events and its plans and objectives for future operations. These forward-looking statements discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to the Company, based on current beliefs of management as well as assumptions made by, and information currently available to, the Company. Forward-looking statements generally are accompanied by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “possible,” “potential,” “predict,” “project,” “target” or other similar words, phrases or expressions. Although the Company believes these forward-looking statements are reasonable, they are based upon a number of assumptions concerning future conditions, any or all of which may ultimately prove to be inaccurate. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements and vary from the Company’s expectations because of factors such as, but not limited to, competitive and general economic conditions domestically and internationally; acts of terrorism, war, governmental action, natural disasters, pandemics and other Force Majeure events; cyberattacks; changes in the legal and regulatory environment; changes in raw material, commodity and other input costs; currency fluctuations; changes in customer demand; and the other risks and contingencies detailed in the Company’s most recent Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission. The Company undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

(d) EXHIBITS.

Exhibit Number	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STEELCASE INC.

By:	/s/ Nicole C. McGrath
Nicole C. McGrath Vice President, Corporate Controller & Chief Accounting Officer
Date: May 4, 2023